Exhibit 99.2

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

THE FIBRE-METAL PRODUCTS COMPANY

NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2005

FIBRE-METAL PRODUCTS COMPANY AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2004 and September 30, 2005

	(Audited)	(Unaudited)
	December 31,	September 30,
	2004	2005
ASSETS
Current:
Cash and Cash Equivalents	$2,225,097	$3,089,480
Trade Accounts Receivable, Net	3,703,698	5,549,186
Inventories	6,590,333	6,178,293
Prepaid Expenses and Other Current Assets	604,322	318,274
Note Receivable	300,000	300,000
TOTAL CURRENT ASSETS	13,423,450	15,435,233

Property, Plant and Equipment, Net	5,697,207	5,430,307
Other:
Other Assets	600,375	794,158
Intangible Assets—Unfunded Pension Liability	217,298	217,298
TOTAL OTHER ASSETS	817,673	1,011,456

TOTAL ASSETS	$19,938,330	$21,876,996
LIABILITIES
Current:
Note Payable—Demand	$315,514	$0
Accounts Payable—Trade	967,712	1,515,371
Accrued Expenses	1,594,170	1,223,750
TOTAL CURRENT LIABILITIES	2,877,396	2,739,121
Long-Term:
Unfunded Pension Liability	100,966	100,966
Deferred Compensation	583,246	831,105
Subordinated Notes Payable	1,806,000	1,806,000
TOTAL LONG-TERM LIABILITIES	2,490,212	2,738,071

TOTAL LIABILITIES	5,367,608	5,477,192
STOCKHOLDERS’ EQUITY
Common Stock	51	51
Additional Paid-In Capital	1,940,270	1,940,270
Retained Earnings	20,940,511	22,637,172
Accumulated Other Comprehensive Loss	(353,001)	(220,580)
	22,527,831	24,356,913
Less: Treasury Stock at Cost	(7,957,109)	(7,957,109)
TOTAL STOCKHOLDERS’ EQUITY	14,570,722	16,399,804

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,938,330	$21,876,996

The accompanying notes are an integral part of these statements.

FIBRE-METAL PRODUCTS COMPANY AND SUBSIDIARY

Consolidated Statements of Income

For the Nine Months Ended September 30, 2004 and 2005

	(Unaudited)	(Unaudited)
	2004	2005
Net Sales	$23,333,166	$26,508,214
Cost of Sales	11,731,123	13,215,587

GROSS PROFIT	11,602,043	13,292,627

Operating Expenses:
Shipping and Warehousing	1,865,190	2,021,382
Selling and Advertising	2,018,588	1,852,352
General and Administrative	3,507,504	4,004,137
TOTAL OPERATING EXPENSES	7,391,282	7,877,871

OPERATING INCOME	4,210,761	5,414,756

Other Income (Expenses):
Interest Income	14,775	2,428
Interest Expense	(143,488)	(139,881)
Miscellaneous—Net	7,572	4,948
TOTAL OTHER (EXPENSES)	(121,141)	(132,505)

INCOME BEFORE PROVISION FOR INCOME TAXES	4,089,620	5,282,251

Provision for Income Taxes	368,751	579,749
NET INCOME	$3,720,869	$4,702,502

The accompanying notes are an integral part of these statements.

FIBRE-METAL PRODUCTS COMPANY AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2004 and 2005

	(Unaudited)	(Unaudited)
	2004	2005
Cash Flows From Operating Activities:
Net Income	$3,720,869	$4,702,502
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	510,829	584,826
Loss (Gain) on Disposal of Property and Equipment	(1,268)	223
Bad Debt Expense	5,904	(2,828)
Deferred Compensation	97,252	52,859
Working Capital Changes Due to Foreign Currency Translation	15,514	30,247
Decrease (Increase) in:
Trade Accounts Receivable	(992,945)	(2,287,223)
Inventories	(2,097,714)	477,756
Prepaid Expenses and Other Current Assets	(7,005)	292,973
Intangible Assets—Unfunded Pension Liability	(46,624)	0
Increase (Decrease) in:
Accounts Payable—Trade	592,988	1,011,782
Accrued Expenses	(125,466)	(377,925)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,672,334	4,485,192

Cash Flows From Investing Activities:
Purchase of Property and Equipment	(1,195,796)	(295,642)
Patents and Trademark Costs Paid	(10,605)	(3,812)
Cash Value of Life Insurance	(33,735)	0
Proceeds from Sale of Property and Equipment	2,050	0
NET CASH USED BY INVESTING ACTIVITIES	(1,238,086)	(299,454)

Cash Flows From Financing Activities:
Payments of Debt Obligations	0	(315,514)
Proceeds from Borrowings	141,768	0
Dividends Paid	(5,040,918)	(3,005,841)
NET CASH USED BY FINANCING ACTIVITIES	(4,899,150)	(3,321,355)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,464,902)	864,383

Cash and Cash Equivalents—Beginning	5,310,600	2,225,097

CASH AND CASH EQUIVALENTS—ENDING	$845,698	$3,089,480

The accompanying notes are an integral part of these statements.

FIBRE-METAL PRODUCTS COMPANY
AND SUBSIDIARY

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1—Basis of Presentation

The accompanying unaudited consolidated financial statements of the company have been prepared in accordance with U. S. generally accepting accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by U. S. generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting only of adjustments of a normal and recurring nature) considered necessary for a fair presentation of financial position and results from operations have been included. Interim results are not necessarily indicative of the results that might be expected for any other interim period or for the fiscal year ending December 31, 2005. The financial statements presented should be read in conjunction with the consolidated financial statements and footnotes thereto included in our 2004 consolidated financial statements.

NOTE 2—Inventories

Inventories consist of the following:

	December 31,	September 30,
	2004	2005
Finished Goods	$4,238,735	$3,453,904
Raw Materials and Supplies	2,351,598	2,724,389

TOTAL INVENTORIES	$6,590,333	$6,178,293

NOTE 3—Debt

The company’s debt consists of the following:

	December 31,	September 30,
	2004	2005
Demand Note Payable	$315,514	$0
Subordinated Notes Payable	1,806,000	1,806,000

TOTAL DEBT	$2,121,514	$1,806,000

Aggregate maturities debt as of September 30, 2005 are as follows:

2006	$0
2007	0
2008	0
2009	0
2010	0
Thereafter	1,806,000

TOTAL	$1,806,000

NOTE 4—Employee Retirement Plans

The following table sets forth the components of net pension expense:

	September 30,	September 30,
	2004	2005
Service Cost	$41,150	$47,633
Interest Cost	120,771	125,474
Expected Return on Assets Held in the Plan	(160,943)	(178,352)
Net Amortization of Prior Service Cost, Transition Liability and Net Actuarial Loss	79,898	71,336

NET PENSION EXPENSE	$80,876	$66,091

NOTE 5—Comprehensive Income

Total comprehensive income (which includes the impact of foreign currency translation) amounted to $79,859 and $132,421 for the nine months ended September 30, 2004 and 2005, respectively.

NOTE 6—Geographic Data

The following table presents information about the company by geographic area:

	United
	States	Canada	Consolidated
Nine Months Ended September 30, 2005:
Net Sales	$19,091,967	$7,416,247	$26,508,214

Nine Months Ended September 30, 2004:
Net Sales	$17,407,946	$5,925,220	$23,333,166

NOTE 7—Subsequent Event

On November 1, 2005, Norcross Safety Products L.L.C. completed the acquisition of all of the issued and outstanding capital stock of the Company. The purchase price consisted of $68,000,000 in cash which may be increased by the amount that the post-closing working capital adjustment exceeds $9,300,000 or reduced by the amount that the post-closing working capital adjustment falls below $8,900,000.